UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Exxon Mobil Corporation	Jennifer Driscoll
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, TX 75039-2298

May 17, 2022

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

RE: 2022 Glass Lewis Proxy Report Feedback Statement

We appreciate Glass Lewis’ comprehensive discussion on the background, development and challenges associated with the multitude of hypothetical scenarios for climate change and the energy transition that are being discussed by international bodies. ExxonMobil has for many years actively engaged with recognized third parties such as the United Nation’s Intergovernmental Panel on Climate Change (IPCC) and International Energy Agency (IEA), and we have found the range of scenarios produced by those experts helpful in informing and testing our business strategies.

Although, as Glass Lewis states, the proponent has not provided substantial background on why it is requesting that the company conduct an analysis on their specific scenario, we have addressed their request to model the IEA Net Zero by 2050 (NZE) to test the resiliency of our business strategy and published that analysis for transparency and review by shareholders in our Advancing Climate Solutions report (ACS). Wood Mackenzie, an independent third party and recognized expert in the energy transition, performed a quality assurance audit of ExxonMobil’s portfolio model. It confirmed the integrity of our calculations and overall model functionality. Wood Mackenzie also validated that the IEA NZE assumption inputs were accurately reflected in our model, ensuring that the output represents a reasonable expression of the portfolio mix as defined by the model inputs.

With respect to the IEA NZE scenario, the IEA itself describes the IEA NZE as extremely narrow and challenging. Thus, conducting a granular financial assessment of additional, hypothetical assumptions that do not reflect current societal, policy, and market conditions would not provide meaningful information to shareholders. By analyzing the resiliency of our entire business under this extreme scenario, we have sought to provide information that is more relevant to our shareholders, more representative of our portfolio approach to operating our business, and more responsive to what was requested. The analysis and conclusions show the optionality our entire portfolio affords us and the flexibility it offers to adapt to a range of future outcomes.

ExxonMobil encourages the use of scenarios together with signposts, as described in the ACS, to help us inform our strategic thinking, assess the resiliency of our business strategy and determine potential adjustments to that strategy. We believe this approach provides the maximum benefit to shareholders.

In light of the detailed, thorough, and independently audited work to model our business under the IEA NZE scenario, we are confident that the request of proposal Item 8 in our 2022 Proxy Statement has been substantially met, and we encourage shareholders to vote against this item at the Annual Meeting of Shareholders on May 25.

Sincerely,